Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FMC Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements as of and for the three year period ended December 31, 2007 refers to the Company’s adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, on January 1, 2007; the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006; the adoption of SFAS 123(R), Share-Based Payment, and related interpretations as of January 1, 2006; and the adoption of FIN No. 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005.

/s/ KPMG LLP

Philadelphia, Pennsylvania October 28, 2008